UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Check the appropriate box:

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☒           Definitive Proxy Statement

☐           Definitive Additional Materials

☐           Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

FRANKLIN COVEY CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒           No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held
January 16, 2009

FRANKLIN COVEY CO.

You are cordially invited to attend the Annual Meeting of Shareholders of Franklin Covey Co. (the Company), which will be held on Friday, January 16, 2009 at 8:30 a.m., at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331 (the Annual Meeting), for the following purposes:

(i)
To elect three directors of the Company, each to serve a term of three years expiring at the annual meeting of shareholders of the Company to be held following the end of fiscal year 2011 and until their respective successors shall be duly elected and shall qualify;

(ii)	To consider and vote on a proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending August 31, 2009; and
(iii)	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on November 18, 2008, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

All shareholders are urged to attend the meeting.

By Order of the Board of Directors

/s/ Robert A. Whitman

Robert A. Whitman
Chairman of the Board of Directors
December 12, 2008

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please promptly complete, date, sign and return the enclosed proxy card without delay in the enclosed envelope, which requires no additional postage if mailed in the United States.  Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

 Franklin Covey Co.
2200 West Parkway Boulevard
Salt Lake City, Utah  84119-2331

PROXY STATEMENT

Annual Meeting of Shareholders
January 16, 2009

SOLICITATION OF PROXIES

This Proxy Statement is being furnished to the shareholders of Franklin Covey Co., a Utah corporation (FranklinCovey or the Company), in connection with the solicitation by the board of directors (the Board or Board of Directors) of the Company of proxies from holders of outstanding shares of the Company’s Common Stock, $0.05 par value per share (the Common Stock) for use at the Annual Meeting of Shareholders of the Company to be held on Friday, January 16, 2009, at 8:30 a.m., at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, and at any adjournment or postponement thereof (the Annual Meeting).  This Proxy Statement, the Notice of Annual Meeting of Shareholders, and the accompanying form of proxy are first being mailed to shareholders of the Company on or about December 15, 2008.

PURPOSE OF THE ANNUAL MEETING

Shareholders of the Company will consider and vote on the following proposals: (i) to elect three directors to serve for a term of three years; (ii) to consider and vote on a proposal to ratify the appointment of KPMG LLP (KPMG) as the Company’s independent registered public accountants for the fiscal year ending August 31, 2009; and (iii) to transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

COSTS OF SOLICITATION

The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying materials.  In addition to the solicitation of proxies by use of the mails, the directors, officers and employees of the Company, without receiving additional compensation therefore, may solicit proxies personally or by telephone, facsimile, or electronic mail.  Arrangements will be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and the Company will reimburse such brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

VOTING

The Board of Directors has fixed the close of business on November 18, 2008 as the record date for determination of shareholders entitled to notice of and to vote at the

Annual Meeting (the Record Date).  As of the Record Date, there were issued and outstanding 16,879,498 shares of Common Stock.  The holders of record of the shares of Common Stock on the Record Date are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

Proxies

Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies.  If no instructions are indicated, such shares will be voted (i) FOR the election of each of the three director nominees and (ii) FOR the ratification of the appointment of KPMG as the Company’s independent registered public accountants for the fiscal year ending August 31, 2009.  It is not anticipated that any other matters will be presented at the Annual Meeting.  If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

Vote Required

A majority of the votes entitled to be cast at the Annual Meeting is required for a quorum at the Annual Meeting.  Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.  Holders of Common Stock will vote as a single class.

In the election of the directors, the three nominees receiving the highest number of votes will be elected.  Accordingly, abstentions and broker non-votes will not affect the outcome of the election for directors.

The ratification of the appointment of KPMG as the Company’s independent registered public accountants requires that the number of votes cast in favor of the proposal exceed the number of votes cast in opposition.  Abstentions and broker non-votes will not affect the outcome of this proposal.

PROPOSAL I

TO APPROVE THE ELECTION OF THE THREE NOMINEES AS DIRECTORS

At the Annual Meeting, three directors are to be elected to serve three-year terms expiring at the annual meeting of shareholders to be held following the end of fiscal year 2011 and until their successors shall be duly elected and qualified.  Unless the shareholder indicates otherwise, the accompanying proxy will be voted in favor of the following persons: Stephen R. Covey, Robert H. Daines, and Dennis G. Heiner.  If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board of Directors.  The three nominees receiving the highest number of votes at the Annual Meeting will be elected.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE THREE NOMINEES TO THE BOARD OF DIRECTORS.

Nominees for Election to the Board of Directors

Certain information with respect to the nominees is set forth below.

Stephen R. Covey, 76, has been Vice Chairman of the Board of Directors since June 1999.  He served as Co-Chairman of the Board of Directors from May 1997 to June 1999.  Dr. Covey founded Covey Leadership Center and served as its Chief Executive Officer and Chairman of the Board from 1980 to 1997.  Dr. Covey received his MBA from Harvard Business School and his doctorate from Brigham Young University, where he was a professor of organizational behavior and business management from 1957 to 1983, except for periods in which he was on leave from teaching, and served as Assistant to the President and Director of University Relations.  Dr. Covey is the author of several acclaimed books, including The 7 Habits of Highly Effective People, Principle-Centered Leadership, The 7 Habits of Highly Effective Families, Living the 7 Habits:  Stories of Courage and Inspiration, The 8th Habit:  From Effectiveness to Greatness, The Nature of Leadership, Everyday Greatness and The Leader in Me.  Dr. Covey is also the co-author of First Things First.

Robert H. Daines, 74, has been a director of the Company since April 1990.  Dr. Daines is an Emeritus Driggs Professor of Strategic Management at Brigham Young University, where he was employed for 44 years.  While employed by Brigham Young University, Dr. Daines taught courses in finance, strategic financial management, and advanced financial management.  During that time, Dr. Daines also taught financial strategy and management controls courses for corporations such as Chase Manhattan Bank, Bank of America, and British Petroleum.  He also co-authored the finance textbook Strategic Financial Management, published by Irwin as well as several articles and cases.  Additionally, Dr. Daines served as a consultant to Aetna Life and Casualty where he managed their treasury services including cash management, accounting controls, and financial policies and procedures.  Dr. Daines received his MBA from Stanford and his DBA from Indiana University.

Dennis G. Heiner, 65, was appointed as a director of the Company in January 1997 and subsequent to August 31, 2008 was named the Lead Independent Director of FranklinCovey.  Mr. Heiner currently serves as Managing Member of Sunrise Oaks Capital Fund, LLC, a small private bridge loan financing fund.  Mr. Heiner served from 1999 to 2004 as President and Chief Executive Officer of Werner Holding Co., a leading manufacturer of climbing products and aluminum extrusions.  Prior to joining Werner, he was employed by Black & Decker Corporation from 1985 to 1999 where he served as Executive Vice President and President of the Hardware and Home Improvement Group, a world leader in residential door hardware and plumbing fixtures.  From 1979 to 1985 Mr. Heiner was employed by Beatrice Foods where he served as a Division President.  From 1972 to 1979 Mr. Heiner was employed by Conroy Inc, a manufacturer of recreational vehicles, where he held positions of Director of Marketing and Vice President of Finance and International Marketing.  Mr. Heiner received his

Bachelor of Arts degree from Weber State University and his MBA from Brigham Young University. He also completed Executive programs at Northwestern's Kellogg School of Management and Harvard Business School.

Directors Whose Terms of Office Continue

In addition to the directors to be elected at the Annual Meeting, the directors named below will continue to serve their respective terms of office as indicated.  Joel C. Peterson, E. Kay Stepp, and Robert A. Whitman are currently serving terms that expire at the annual meeting of the Company’s shareholders to be held following the end of fiscal 2009.  Clayton M. Christensen, E.J. “Jake” Garn, and Donald J. McNamara are currently serving terms that expire at the annual meeting of the Company’s shareholders to be held following the end of fiscal 2010.

Joel C. Peterson, 61, has been a director of the Company since May 1997.  Mr. Peterson served as a director of Covey Leadership Center from 1993 to 1997 and as Vice-Chairman of Covey Leadership Center from 1994 to 1997.  Mr. Peterson recently founded Peterson Ventures, which focuses on providing early-stage capital to entrepreneurs with a typical investment size between $100,000 and $3 million.  In 1995, he co-founded Peterson Partners, a Salt Lake City-based private equity group, and continues to serve as its Founding Partner.  Mr. Peterson has been a lecturer at the Graduate School of Business at Stanford University since 1992 where he has taught courses in real estate investment, entrepreneurship, and leadership.  He currently serves as Faculty Director at Stanford's Center for Leadership Development and Research and is currently serving as the Chairman of the Board at JetBlue Airways, and an Overseer at the Hoover Institution.  He has served on dozens of public and private boards over the past 35 years, including Asurion, the Dallas Market Center, Texas Commerce Bank (Dallas), the Advisory Board at the GSB at Stanford, and on the President’s Council at his alma mater.  Mr. Peterson was valedictorian at his undergraduate institution, Brigham Young University, and earned an MBA from Harvard Business School in 1973.

E. Kay Stepp, 63, has been a director of the Company since May 1997.  Ms. Stepp served as a director of Covey Leadership Center from 1992 to 1997.  Ms. Stepp is the Chairperson of the Board of Providence Health and Services, and is the former President and Chief Operating Officer of Portland General Electric, an electric utility.  Ms. Stepp is also currently a director of StanCorp Financial Group (NYSE) and Planar Systems, Inc. (NASDAQ).  She formerly was principal of Executive Solutions, an executive coaching firm, and was a director of the Federal Reserve Bank of San Francisco.  She received her Bachelor of Arts degree from Stanford University, a Master of Arts in Management from the University of Portland, and attended the Stanford Executive Program and the University of Michigan Executive Program.

Robert A. Whitman, 55, has been a director of the Company since May 1997 and has served as Chairman of the Board of Directors since June 1999 and Chief Executive Officer (CEO) of the Company since January 2000.  Mr. Whitman served as a director of Covey Leadership Center from 1994 to 1997.  Prior to joining the Company, Mr. Whitman served as President and Co-Chief Executive Officer of The Hampstead Group from 1992 to 2000.  Mr. Whitman received his Bachelor of Arts degree in Finance from the University of Utah and his MBA from Harvard Business School.

Clayton M. Christensen, 56, was appointed as a director of the Company in March 2004 and began his service in July 2004.  Dr. Christensen is the Robert and Jane Cizik Professor of Business Administration at the Harvard Business School where he has been a faculty member since 1992.  His research and teaching interests center on the management issues related to the development and commercialization of business model innovation and technology.  His specific area of focus is in developing organizational capabilities.  Dr. Christensen was a Rhodes Scholar and received his Masters of Philosophy degree from Oxford and his MBA and DBA from the Harvard Business School.  He also served as President and Chairman of Ceramics Process Systems from 1984 to 1989.  From 1979 to 1984 he worked as a consultant and project manager for the Boston Consulting Group.

E. J. “Jake” Garn, 75, was elected to serve as a director of the Company in January 1993.  Mr. Garn is a self-employed consultant.  From December 1974 to January 1993, Mr. Garn was a United States Senator from the State of Utah.  During his term in the Senate, Mr. Garn served six years as Chairman of the Senate Banking, Housing and Urban Affairs Committee and served on the Appropriations, Energy and Natural Resources, and Senate Rules Committees.  Prior to his election to the Senate, Mr. Garn served as Mayor of Salt Lake City, Utah, from January 1972 to December 1974.  Mr. Garn also currently serves as a director for Headwaters, Inc. (NYSE), and Nu Skin Enterprises, Inc. (NYSE).

Donald J. McNamara, 55, was appointed to serve as a director of the Company in June 1999.  Mr. McNamara is the founder of The Hampstead Group, LLC (“The Hampstead Group”), a private equity investor based in Dallas, Texas, and has served as its Chairman since its inception in 1989.  He currently serves as a Director of Kimpton Hotel and Restaurant Group, LLC.  Mr. McNamara received an undergraduate degree in architecture from Virginia Tech in 1976 and an MBA from Harvard University in 1978.  The Hampstead Group is the sponsor of Knowledge Capital, and Mr. McNamara serves as a designee of Knowledge Capital.

CORPORATE GOVERNANCE

FranklinCovey upholds a set of basic values and principles to guide its actions and is committed to maintaining the highest standards of business conduct and corporate governance.  We have adopted a code of business conduct and ethics for all directors, officers, senior financial officers that include the Chief Executive Officer and Chief Financial Officer and other members of the Company’s financial leadership team and other employees.  The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on the Company’s website at www.franklincovey.com.  In addition, each of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available in print free of charge to any shareholder by making a written request to Investor Relations, Franklin Covey Co.,

2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.  The Code of Business Conduct and Ethics applies to all directors, officers and employees of FranklinCovey.

Affirmative Determination Regarding Board Independence

The Board of Directors has determined each of the following directors to be an “independent director” under the listing standards of the New York Stock Exchange (NYSE):  Clayton M. Christensen, Robert H. Daines, E.J. “Jake” Garn, Dennis G. Heiner, Donald J. McNamara, and E. Kay Stepp.

In assessing the independence of the directors, the Board of Directors determines whether or not any director has a material relationship with the Company (either directly, or as a partner, shareholder, or officer of an organization that has a relationship with the Company).  The Board of Directors considers all relevant facts and circumstances in making independence determinations, including the director independence standards adopted by the Board of Directors and the existence of related party transactions as described in the section entitled “Certain Relationships and Related Transactions” found in this report.

BOARD OF DIRECTOR MEETINGS AND COMMITTEES

During the fiscal year ended August 31, 2008, there were five meetings held by the Board of Directors of the Company.  All directors attended more than 75 percent of the Board meetings, except for Clayton M. Christensen and Stephen R. Covey, who each attended 60 percent of the Board Meetings.  No director attended fewer than 75 percent of the total number of meetings of the committees on which he or she served.  Although the Company encourages Board members to attend the Annual Meetings, it does not have a formal policy regarding director attendance at annual shareholder meetings.  There were seven members of the Board of Directors in attendance at the Annual Meeting held in January 2008.

The non-management directors meet regularly in executive sessions, as needed, without the management directors or other members of management.  The Lead Independent Director generally presides over these meetings.  Subsequent to August 31, 2008, Dennis G. Heiner was appointed as the Lead Independent Director.

The Board of Directors has a standing Audit Committee, Nominating and Corporate Governance Committee (the Nominating Committee), and an Organization and Compensation Committee (the Compensation Committee). The members of the Audit Committee are Messrs. Jake Garn, Chairperson, Robert H. Daines, Dennis G. Heiner, and E. Kay Stepp.  The Nominating Committee consists of Messrs. Dennis G. Heiner, Chairperson, Robert H. Daines, and Ms. E. Kay Stepp.  The Compensation Committee consists of Ms. E. Kay Stepp, Chairperson, and Messrs. Dennis G. Heiner and Robert H. Daines.

The Board of Directors has adopted a written charter for each of the committees.  These charters are available at the Company’s website at www.franklincovey.com.  In addition, shareholders may obtain a printed copy of any of these charters free of charge by making a written request to Investor Relations, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.

The Audit Committee

The Audit Committee functions on behalf of the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the Exchange Act), and met four times during fiscal 2008.  The Audit Committee’s primary functions are: (i) to review and approve the selection of, and all services performed by, the Company’s independent registered public accountants; (ii) to review the Company’s internal controls and audit functions; and (iii) to review and report to the Board of Directors with respect to the scope of internal and external audit procedures, accounting practices and internal accounting, and financial and risk controls of the Company.  Each of the members of the Audit Committee is independent as described under NYSE rules.  The Board of Directors has determined that one of the Audit Committee members, Robert H. Daines, is a “financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

The Nominating Committee

The Nominating Committee met once during the fiscal year ended August 31, 2008.  The Nominating Committee assists the Board of Directors by:  (i) identifying individuals who are qualified and willing to become Board members; (ii) recommending that the Board nominate as many identified individuals as needed for appointment as a director for each annual Company shareholder meeting; (iii) ensuring that the Audit Committee, the Compensation Committee, and the Nominating Committees of the Board are comprised of qualified and experienced “independent” directors; (iv) developing and recommending succession plans for the Chief Executive Officer; (v) developing corporate governance policies and procedures applicable to the Company and recommending that the Board adopt said policies and procedures; and (vi) conducting the annual board self-assessment.  All of the members of the Nominating Committee are “independent” as defined under NYSE rules.

The Compensation Committee

The Compensation Committee met eight times during fiscal 2008.  Its functions are: (i) to review and approve corporate goals and objectives relevant to CEO compensation, evaluate CEO performance in light of those goals and objectives, determine and approve CEO compensation (salaries, bonuses, and other compensation) based on this evaluation, and ensure that the CEO’s compensation plan is aligned with business strategies and designed to deliver shareholder value; (ii) to review and approve compensation for executives other than the CEO following recommendation by the CEO; (iii) to review and make recommendations to the Board for any incentive compensation and equity-based plans that are subject to Board approval; (iv) to review and administer any stock option plan, stock purchase plan, stock award plan and employee benefit plan or arrangement established by the Board of Directors for the benefit of the executive officers, employees and the independent directors of the Company; and (v) to review management development plans and succession plans to ensure business continuity.  All of the Compensation Committee members are “independent” as defined under NYSE rules.

Role of the Compensation Committee

The Compensation Committee administers all elements of the Company’s executive compensation program, including the Long-Term Incentive Plan.  The Compensation Committee has responsibility for all compensation-related matters, including equity awards for Robert A. Whitman, the Company’s Chairman of the Board of Directors and Chief Executive Officer.  It also determines any equity awards under the incentive plan for all other executive officers.  In consultation with the Committee, Mr. Whitman annually reviews and establishes compensation for the other Named Executive Officers (as defined below).  The Compensation Committee reports quarterly to the full Board on decisions related to the Company’s executive compensation program.

Compensation Committee Membership and Process

The Compensation Committee is composed of independent directors who are not employees of the Company or its subsidiaries.  For fiscal 2008, the members of the Compensation Committee were E. Kay Stepp, who serves as Chairperson, Robert H. Daines and Dennis G. Heiner.  None of the Compensation Committee members have any material business relationships with the Company except as described in this Proxy Statement.  The Compensation Committee held eight meetings during fiscal year 2008 and regularly meets without any employees present to discuss executive compensation matters, including Mr. Whitman’s compensation package.

 Compensation Committee Charter

The Compensation Committee and the Board periodically review and revise the Committee’s charter to ensure it accurately reflects these responsibilities and also conducts an annual committee assessment.  A copy of the charter is available at www.franklincovey.com.

 Compensation Consultants

Within its charter, the Compensation Committee has the authority to engage the services of outside advisors, experts, and others to assist the Committee.  Accordingly, the Compensation Committee has engaged Mercer U.S., Inc. (Mercer) for advice on matters related to CEO, executive, and Board of Director compensation.  The Compensation Committee has the authority to determine the scope of the consulting firm’s services and retains the right to terminate the consultant’s contract at any time.  Currently, Mercer’s services include:

•	Executive compensation program design

•	Total rewards benchmarking

•	Long-term incentive plan design

•	Executive severance policy design

•	Change-in-control policy design

•	Timing of equity grant awards

Additionally, Mercer assists with calibrating the executive compensation program incentive targets to Company performance and the competitive market and monitors overall program effectiveness.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries.

Members of the Compensation Committee include E. Kay Stepp (Chair), Robert H. Daines, and Dennis G. Heiner.  During fiscal 2008, the Company employed Boyd Craig, who is the son-in-law of Robert H. Daines, a member of the Compensation Committee, and paid him compensation totaling $129,637.

The following table shows the current membership of each of the Company’s committees.

Director	Audit	Compensation	Nominating
Clayton M. Christensen	-	-	-
Stephen R. Covey	-	-	-
Robert H. Daines	X	X	X
E. J. "Jake" Garn	Chair	-	-
Dennis G. Heiner	X	X	Chair
Donald J. McNamara	-	-	-
Joel C. Peterson	-	-	-
E. Kay Stepp	X	Chair	X
Robert A. Whitman	-	-	-

OUR DIRECTOR NOMINATION PROCESS

As indicated above, the Nominating Committee of the Board of Directors oversees the director nomination process.  This committee is responsible for identifying and evaluating candidates for membership on the Board of Directors and recommending to the Board of Directors nominees to stand for election.  Each candidate to serve on the Board of Directors must be able to fulfill the responsibilities for directors set out in the Corporate Governance Guidelines approved by the Board of Directors.  These Corporate Governance Guidelines may be found on the Company’s website at www.franklincovey.com.   In addition to the qualifications set forth in the Corporate Governance Guidelines, nominees for Director will be selected on the basis of such attributes as their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and the likelihood that he or she will be able to serve on the Board for a sustained period.  In connection with the selection of nominees for director, consideration will be given to the Board’s overall balance of diversity of perspectives, backgrounds, and experiences.  Accordingly, the Board will consider factors such as global experience, experience as a director of a large public company, and knowledge of particular industries.

Although not an automatically disqualifying factor, the inability of a candidate to meet independence standards of the NYSE will weigh negatively in any assessment of a candidate’s suitability.

The Nominating Committee intends to use a variety of means of identifying nominees for director, including outside search firms and recommendations from current Board members and from shareholders.  In determining whether to nominate a candidate, the Nominating Committee will consider the current composition and capabilities of serving Board members, as well as additional capabilities considered necessary or desirable in light of existing Company needs and then assess the need for new or additional members to provide those capabilities.

Unless well known to one or more members of the Nominating Committee, normally at least one member of the Nominating Committee will interview a prospective candidate who is identified as having high potential to satisfy the expectations, requirements, qualities, and capabilities for Board membership.

Shareholder Nominations

The Nominating Committee, which is responsible for the nomination of candidates for appointment or election to the Board of Directors, will consider, but shall not be required to nominate, candidates recommended by the Company’s shareholders who beneficially own at the time of the recommendation not less than one percent of the Company’s outstanding stock (Qualifying Shareholders).

Generally speaking, the manner in which the Nominating Committee evaluates nominees for director recommended by a Qualifying Shareholder will be the same as that for nominees from other sources.  However, the Nominating Committee will seek and consider information concerning the relationship between a Qualifying Shareholder’s nominee and that Qualifying Shareholder to determine whether the nominee can effectively represent the interests of all shareholders.

Qualifying Shareholders wishing to make such recommendations to the Nominating Committee for its consideration may do so by submitting a written recommendation, including detailed information on the proposed candidate, including education, professional experience and expertise, via mail addressed as follows:

c/o Stephen D. Young, Corporate Secretary, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.

Contractual Rights of Knowledge Capital to Designate Nominees

Currently, under the Amended and Restated Shareholders Agreement dated March 8, 2005 between the Company and Knowledge Capital, the Company is obligated to nominate one designee of Knowledge Capital for election to the Board of Directors.  Donald J. McNamara, a current member of the Board of Directors, is the designee of Knowledge Capital pursuant to this agreement.  Upon the mutual agreement of the Company and Knowledge Capital, Robert A. Whitman, the Chairman of the Board of Directors, does not currently serve as a designee of Knowledge Capital.  To the extent requested by Knowledge Capital, the Company is obligated at each meeting of the shareholders of the Company at which directors are elected to cause the Knowledge Capital designee to be nominated for election and will solicit proxies in favor of such nominee and vote all management proxies in favor of such nominee except for proxies that specifically indicate to the contrary.

The Amended and Restated Shareholders Agreement also provides that the Company is obligated, if requested by Knowledge Capital, and to the extent permitted by law and applicable rules of the New York Stock Exchange, to ensure that at least one designee of Knowledge Capital is a member of all committees of the Board other than any special committee of directors formed as a result of any conflict of interest arising from any Knowledge Capital designee’s relationship with Knowledge Capital.  Knowledge Capital has not requested that its designee serve on any committees of the Board and Donald J. McNamara does not currently serve on any Board of Director committees.

COMMUNICATIONS WITH DIRECTORS

Shareholders or other interested parties wishing to communicate with the Board of Directors, the non-management directors as a group, or any individual director may do so in writing by addressing the correspondence to that individual or group, c/o Stephen D. Young, Corporate Secretary, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331 or by using the Company’s website at www.franklincovey.com.  All such communications will initially be received and processed by the office of the Corporate Secretary.  The Secretary or Assistant Secretary will initially review such correspondence and either (i) immediately forward the correspondence to the indicated director and to the Chair of the Nominating Committee, or (ii) hold for review for before or after the next regular meeting of the Board of Directors.

DIRECTOR COMPENSATION

Robert A. Whitman, the Company’s Chairman of the Board of Directors and CEO, does not currently receive compensation for Board or committee meetings.   In fiscal 2008, the remaining directors were paid as follows:

•	Each Board member was paid an annual retainer of $30,000 paid quarterly for service on the Board and attending Board meetings;

•	In lieu of committee meeting fees, each Board member was paid an additional annual retainer of $7,000 for service on each committee on which he/she served.

•	Committee chairpersons were paid an additional annual retainer of $5,000 for the Audit and Compensation Committees and $3,000 for all other committees;

•	Each non-employee member of the Board of Directors received a restricted stock award of 4,500 shares which vest over a three-year service period;

•	Directors were reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings.

Fiscal 2008 Director Compensation

A	B	C	D	E	F	G	H
Name	Fees earned or paid in cash ($)	Stock awards ($)	Option Awards ($)	Non-stock Incentive Plan Compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other Comp ($)	Total ($)
Clayton Christensen	$30,000	$33,979	-	-	-	-	$63,979
Robert H. Daines	$51,000	$33,979	-	-	-	-	$84,979
E.J. "Jake" Garn	$42,000	$33,979	-	-	-	-	$75,979
Stephen R. Covey	$30,000	$16,538	-	-	-	-	$46,538
Dennis G. Heiner	$44,000	$33,979	-	-	-	-	$77,979
Joel C. Peterson	$47,000	$33,979	-	-	-	-	$80,979
E. Kay Stepp	$49,000	$33,979	-	-	-	-	$82,979
Donald McNamara	$30,000	$4,688	-	-	-	-	$34,688
Robert A. Whitman	-	-	-	-	-	-	-

Amounts reported in columns C and D represent the share-based compensation expense recognized under SFAS No. 123R in the Company’s fiscal 2008 financial statements.  Assumptions used in the calculation of these amounts are included in Note 13 to the Company’s financial statements in the Form 10-K for the year ended August 31, 2008 as filed with the SEC.  Board of Director restricted stock awards were made annually on March 31 of the year corresponding to the fiscal year.  All restricted shares awarded during fiscal years 2005-2008 vest three years from the date of grant.  Accordingly, the restricted shares awarded in March 2005 vested in March 2008.  The grant date fair value of the stock awards granted under SFAS No. 123R during fiscal 2008 was $7.50 per share.  At August 31, 2008, each of the directors named above, other than Mr. Whitman, held 94,500 shares of restricted stock.  The Company did not grant any stock options in fiscal 2008 and has not granted stock options to members of the Board of Directors in recent fiscal years.

Director Compensation for Fiscal 2009

In July 2008, the Compensation Committee received a report from Mercer regarding competitive compensation practices for Boards of Directors of similar sized public companies.  Based upon this report, and to provide closer alignment with current and emerging market practices which support the Board’s stewardship role, the Compensation Committee has approved the following modifications to the Board of Director compensation plan in fiscal 2009:

•
Maintain current board, committee, and committee chair retainers at fiscal 2008 levels, which is consistent with the current philosophy of targeting board compensation at the market median for similar sized companies.

•
Modify the annual stock award to a dollar denominated amount of $40,000, rather than a fixed number of shares, to provide consistency during a time of market and share price volatility.  Further, shares awarded under this plan shall vest one year from the date of grant.

•	Modify ownership guidelines for each Director to maintain FranklinCovey stock equivalent to three years of the Board cash retainer or $90,000.

EXECUTIVE OFFICERS

In addition to Mr. Whitman, whose biographical information was previously presented, the following information is furnished with respect to the following executive officers of the Company, who served in the capacities indicated for all or part of fiscal 2008:

Robert W. Bennett, Jr., 52, served as President of the Organizational Solutions Business Unit (OSBU) of the Company from March 2002 until August 31, 2008.  Effective September 1, 2008, Mr. Bennett became the practice leader for the Company’s Leadership practice, and acting practice lead for the Company’s Sales Effectiveness practice.  In these strategic new roles, Mr. Bennett is responsible for the overall worldwide growth of FranklinCovey’s Leadership and Sales Solutions.

Sarah Merz, 43, served as President and General Manager of the Consumer Solutions Business Unit (CSBU) from October 2003 until July 5, 2008.  Upon completion of the sale of the CSBU in July 2008, Ms. Merz’ employment ended with FranklinCovey and she transferred to Franklin Covey Products, LLC as its President and CEO.

Stephen D. Young, 55, joined the Company as Executive Vice President of Finance, was appointed Chief Accounting Officer in January 2001, Chief Financial Officer in November 2002, and Corporate Secretary in March 2005.  Prior to joining the Company he served as Senior Vice-President of Finance, Chief Financial Officer and director of international operations for Weider Nutrition for seven years.  Mr. Young has 25 years of accounting and management experience.  Mr. Young is a Certified Public Accountant and holds a Bachelor of Science in Accounting degree from Brigham Young University.

In addition to Mr. Whitman and Mr. Young who remain in their current roles, the following associates joined the FranklinCovey executive team effective September 1, 2008:

Jennifer Colosimo, 39, joined FranklinCovey in 1996 and became the Vice President for Global Sales Effectiveness in September 2008.  Ms. Colosimo brings 17 years of values-based change management, organizational and leadership development, and global sales experience to her consulting work.  Prior to joining FranklinCovey, she was a Change Management Consultant with Accenture.  Jennifer holds bachelors and master’s degrees in organizational communication and business administration.

Sean Covey, 44, joined FranklinCovey as Director of Retail Marketing in August 1994.  He has been in his current role of Senior Vice President of Innovations and Product Development since April 2006.  Most of FranklinCovey’s current organizational offerings, including: Focus; The 7 Habits curriculum; xQ; The 4 Disciplines of Execution; and Leadership were developed under Sean’s leadership.  Mr. Covey is also the author of several books, including The 6 Most Important Decisions You'll Ever Make, The 7 Habits of Happy Kids, and the international bestseller The 7 Habits of Highly Effective Teens.  Sean graduated with honors from Brigham Young University with a Bachelor’s degree in English and later earned his MBA from Harvard Business School.

Stephan Mardyks, 45, joined FranklinCovey as a Regional Director in International Sales in April 2002.  In August 2004 he was promoted to Vice President of FranklinCovey International, and became Senior Vice President of FranklinCovey International in April 2006 where he leads the global strategy, sales, delivery and operations for FranklinCovey in over 140 countries.  Prior to joining FranklinCovey, Stephan served as Senior Vice President for Global Operations at Frontline Group, Worldwide Managing Director for DOOR Training International, and Vice President of Raytheon Training LLC where he contributed to forming the global business strategy and management of its corporate university.  Mr. Mardyks is a graduate of University of Paris-Nanterre with two postgraduate degrees in Law and Educational Science.

David M.R. Covey, 42, joined FranklinCovey in July 1994 as a Client Partner.  Mr. Covey has served as Managing Director for FranklinCovey Australia, President and General Manager of FranklinCovey Japan, General Manager of worldwide licensees, President and General Manager of International, and currently serves as Senior Vice President of U.S. Sales.  Prior to joining the Company, David worked as a sales representative for Proctor & Gamble.  David earned his undergraduate degree from Brigham Young University and an MBA from Harvard University.

C. Todd Davis, 51, has over 26 years of experience in training, training development, executive recruiting, human resources, and sales & marketing.  Mr. Davis has been with FranklinCovey for the past 12 years and is currently the Vice President of People Services.  While at FranklinCovey, Todd has served as a director in the Innovation group and director of recruitment.  Prior to FranklinCovey, Todd worked in the medical industry for nine years where he recruited physicians and medical executives along with marketing physician services to hospitals and clinics throughout the country.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the contents of the Compensation Discussion and Analysis set forth below.  Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in FranklinCovey’s proxy statement on Schedule 14A filed with the Securities and Exchange Commission for the fiscal year ended August 31, 2008.

Date: November 21, 2008                                    THE COMPENSATION COMMITTEE
E. Kay Stepp, Chairperson
Robert H. Daines
Dennis G. Heiner

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis contains information regarding future performance targets and goals.  These targets and goals are disclosed in the limited context of FranklinCovey’s compensation programs and should not be understood to be statements of management’s performance expectations or guidance or anticipated results. Investors should not apply these performance targets and goals to other contexts.

 Executive Compensation Philosophy

Guiding Principles

Overall, the same principles that govern the compensation of all our salaried associates apply to the compensation of FranklinCovey’s Named Executive Officers (NEOs).  Specifically:

•
FranklinCovey pays for performance. Executives – who have the greatest direct influence on organizational performance – have a significant portion of their compensation at risk based on annual business performance and each individual’s contribution to that performance. Therefore, executives are held accountable through the compensation program for overall organizational performance as well as specific business unit results.

•
Compensation rewards successful execution of the business strategy. Therefore, the executive compensation program is aligned with achieving the Company’s strategic business plan and directly related to Company performance.

•
Company success depends on teamwork from the executive level down through the organization.  Therefore, the compensation program is designed to promote shared destiny and reward entity/team success, not just individual effort.

•
All compensation components are aligned to attract and retain qualified executive talent.  Successful execution of the business strategy necessitates keeping the Company’s management team in place and focused on achieving business goals.  Therefore, the Company’s program is competitive and equity awards are granted with vesting schedules designed to promote retention.

•	Executive pay is aligned with the interests of shareholders. Equity awards are used to reward executives for creating shareholder value over a multi-year horizon.

Importance of Governing Values

The FranklinCovey Governing Values guide the actions of the Company and its leaders as they fulfill their responsibilities to the Company’s employees, customers, shareholders, and the communities it serves.  These Governing Values include the following:

1.	Commitment to Principles

2.	Lasting Customer Impact

3.	Respect for the Whole Person

4.	Profitable Growth

Each component of the executive compensation program is supported by the Governing Values.  In assessing the contributions of its executive officers to the Company’s performance, the Compensation Committee looks primarily to the quantitative results obtained, but also considers how the results were achieved–and whether the decisions and actions leading to the results are consistent with the Governing Values.

Objectives of the Executive Compensation Program

Through fiscal 2008, the executive compensation program was designed to reward performance and goal achievement in a diverse organization covering multiple industries.  During this time, the compensation program had four primary objectives:

1.	Ensure base pay is competitive for the role or job to be done.

2.	Reward performance of annual objectives and milestones achieved toward the long-term plan through annual, or short-term, incentives (STIP).

3.	Maintain focus on the long-term financial plan and reward achievement of long-term objectives that build shareholder value through the long-term incentive program (LTIP).

4.	Provide a competitive benefits package as part of a great work environment.

As FranklinCovey begins fiscal 2009 with a simplified and streamlined organization focused on its training and consulting business and a new corporate structure designed to adapt quickly to new client opportunities and changing market conditions, the Company’s compensation objectives have been adapted to support the objectives of the new organization.  These objectives are specifically designed to:

1.	Ensure total target compensation is both competitive, to attract and retain executive talent, and affordable in support of increasing shareholder value.

2.	Provide wider ranges in the target positioning for executive total compensation, recognizing that FranklinCovey puts more pay at risk than our market comparators.

3.	Emphasize incentive payouts tied to goal achievement over base salary when structuring the total pay mix which results in a highly leveraged total compensation program.

We believe these refined compensation objectives will further position the organization for success, enable greater consistency between the CEO and his direct reports in terms of overall compensation structure, and provide competitive pay to retain executive talent.

Compensation Reviews

Through July 2008, the Company’s operations spanned several industries including training and consulting, retail, and manufacturing.  Operating in these diverse industries, with the associated staffing requirements and other functional needs, required compensation programs that were flexible, competitive, and motivating while still working under one central system for plan design, approval, and control.  With the sale of CSBU assets in fiscal 2008, which included the retail and manufacturing operations of the Company, compensation plans for the remaining FranklinCovey training and consulting business can be more focused on the practices in this industry in fiscal 2009 and beyond.

Executive compensation is reviewed annually by the Compensation Committee, which is supported by Mercer, an external consultant.  The executive compensation policy for fiscal 2008 was established during the fourth quarter of fiscal 2007.  While determining the total compensation package for the Named Executive Officers in fiscal 2008, the Compensation Committee considered the following:

Competitiveness to the external market

To assess the competitiveness of executive compensation, the Compensation Committee used public survey data from general industry, professional services and retail scope services companies with a similar size to FranklinCovey, rather than relying on data from a specific peer group.  This procedure normalized the potential of market compensation data to be biased one way or the other due to practices intrinsic to any one industry segment.  Survey sources covered companies similar to FranklinCovey in terms of size, revenues, and/or market capitalization.  For fiscal 2008 compensation decisions, the published survey data was comprised of companies with revenues ranging from $150 - $300 million.  Specifically, the Compensation Committee reviewed compensation data for base salary, short-term incentives, total cash compensation, long-term incentives, and total direct compensation for positions comparable to those of FranklinCovey from a job role and responsibility perspective using the following sources:

•	Mercer, 2006 Americas Executive Remuneration Database

•	Mercer, 2006 Multi-Outlet Retailer Survey

•	Mercer, 2006 Benchmark Database

•	Watson Wyatt, 2006/2007 Report on Top Management Compensation

Market data from the listed surveys was aged to July 1, 2007 using an annualized aging factor of 3.5 percent for executives in the retail industry.  In addition to published survey data, the Committee relied on current market pay practices, trends, plan design, and consulting services pertaining to executive compensation which were provided by Mercer, the Compensation Committee’s external consultant.

As a starting point, the Compensation Committee targeted the 50th to 75th percentile (depending on maturity in the position and previous performance) of the general industry group for total direct compensation (base pay, short-term incentive pay at target, and long-term incentive pay) at 100 percent of budget, i.e., for target level of performance.

Tally sheets

The Compensation Committee reviewed tally sheets prepared by Mercer for all Named Executive Officers (NEOs), which showed each NEO’s current compensation components and provided context for fiscal 2008 compensation discussions.

Recommendations from the Chairman and Chief Executive Officer

While the CEO made recommendations regarding the total compensation for those executives who report directly to him, the Compensation Committee reviewed each person’s compensation and made final compensation decisions.  The CEO did not participate in any decisions that determined his own compensation.

Compensation Committee knowledge of the performance of each NEO and his/her division as reported quarterly to the Compensation Committee during the fiscal year.

Following review of market data, tally sheets, and CEO recommendations, the Compensation Committee took into consideration individual contribution to the business, experience, and ability to impact the Company’s financial results before determining the level of pay.  After considering all the factors as described above, the Compensation Committee set the final target total direct compensation opportunity for each NEO in fiscal 2008 within the approximate range of the 50th to 75th percentile of the market (depending on role and previous performance).  The NEOs could earn more or less relative to the opportunity described below based on actual performance:

Fiscal 2008 Target Total Direct Compensation

Name	Base Salary	Target STIP	Target Total Cash	Target LTIP	Total Direct Compensation
Robert A. Whitman Chief Executive Officer	500,000	500,000	1,000,000	-	1,000,000
Stephen D. Young Chief Financial Officer	250,000	175,000	425,000	-	425,000
Sarah Merz President, CSBU	250,000	175,000	425,000	-	425,000
Robert William Bennett President, OSBU	275,000	192,500	467,500	-	467,500

The target STIP for Mr. Whitman was set at 100 percent of his base salary.  The target STIP for the other NEOs was set at 70 percent of their base salary.  The base salary plus target STIP for each NEO resulted in targeted total direct cash compensation at approximately the 50th to the 75th percentile of the market.

Due to potential changes in the business, no LTIP shares were granted during fiscal 2008 to any of the NEOs, other members of management, or other employees eligible for the plan.  As a result of this determination, the target total direct compensation opportunity actually provided to each NEO for fiscal 2008 was below the 50th percentile of the market.

For determining the CEO’s compensation, the Compensation Committee met in an executive session to consider the same inputs for the CEO’s compensation as used for the other NEOs.  In addition to all of the foregoing factors, the Compensation Committee discussed the CEO Performance Feedback Survey administered to the Board of Directors and senior management during the first quarter of 2008 and the CEO’s self assessment.

Elements of Executive Compensation

FranklinCovey’s Executive Compensation Plan incorporates five main elements:

1.	Base Salary

2.	Short-Term Incentive Plan (STIP)

3.	Long-Term Incentive Plan (LTIP) – Performance-Based Equity Grants

4.	Certain Other Benefits

5.	Severance Benefits

Each element of the Company’s executive compensation program addresses different purposes, as described below:

1. Base Salary

Base salaries for NEOs are determined by considering the relative importance of the position, the competitive marketplace, and the individual’s performance and contribution.  Base salaries are targeted between the 50th and 75th percentiles, reviewed annually, and may be adjusted to reflect changing market levels.  For fiscal 2008, the Compensation Committee increased Mr. Bennett’s base salary from $250,000 to $275,000 to align with market competitive levels.  Base compensation was also reviewed for Mr. Whitman, Ms. Merz, and Mr. Young; the Compensation Committee determined that their base salaries were competitive with the market and no changes were made for fiscal 2008.

2. Short-Term Incentive Plan

The annual short-term incentive plan reinforces the Company’s pay for performance philosophy and rewards the achievement of specific business and financial goals achieved during the fiscal year.  The fiscal 2008 STIP program was designed to reward financial performance (Operating EBITDA and Operating Income) and individual objectives.

The STIP payout is weighted so that 70 percent of the incentive is based on corporate or divisional financial goals, while 30 percent of the incentive is based on the achievement of individual goals.  The 70/30 split found in the STIP is focused on achieving line-of-sight performance tied to the Company’s strategic and operational objectives.  The largest portion of the incentive (70 percent) is aligned with achieving financial results (Operating EBITDA and Operating Income), which the Compensation Committee believes are the best drivers of shareholder value.

STIP Payout Opportunities

The annual STIP payout opportunities for fiscal 2008, as a percentage of base salary for the NEOs, are shown below.  The target earnings opportunity is established to position total cash compensation of the NEOs between the 50th and 75th percentiles of the market when performance is at targeted levels.

Based on actual performance relative to performance goals for fiscal 2008, NEOs can earn from 0 percent to 200 percent of their target bonus per the payout scaling tabulated below.  The Compensation Committee has established the payout scale illustrated below with the goal of the plan paying out at target five to six times every ten years and paying out at maximum one to two times every ten years.  Maximum payout under the plan would result in total cash compensation at or above the market 75th percentile.

Annual STIP Payouts at Various Performance Levels as a Percentage of Base Salary

Name	Minimum Payout for Financial Performance at 60% of Budget	Threshold Payout for Financial Performance Greater than 60% of Budget (1)	Target Payout for Financial Performance at 100% of Budget	Maximum Payout for Financial Performance at 110% of Budget
Robert A. Whitman Chief Executive Officer	-	1%	70%	140%
Stephen D. Young Chief Financial Officer	-	1%	70%	140%
Sarah Merz President, CSBU	-	1%	70%	140%
Robert William Bennett President, OSBU	-	1%	70%	140%
(1) Financial Performance is defined as Operating Income for Mr. Whitman and Mr. Young, and business unit Operating EBITDA for Ms. Merz and Mr. Bennett.

In July 2007, the Compensation Committee decided to increase Mr. Young’s STIP target for fiscal 2008, recognizing his increasing corporate responsibilities.  Effective September 1, 2007, his STIP target increased from $125,000 to $175,000 per year to equal 70 percent of his base salary.

For Mr. Bennett and Ms. Merz, the maximum STIP payout could only be achieved based on the achievement of their respective business unit’s annual financial goals.  In the event of performance greater than target, the maximum payout percent would be applied to both financial and individual portions of the STIP.

For Mr. Whitman and Mr. Young, the maximum STIP payout could only be achieved based on the achievement of the Company’s annual financial goals.  In the event of performance greater than target, the maximum payout percent would be applied to both financial and individual portions of the STIP.

Performance Measures

Financial Performance Measures

Short-Term Incentive Payouts are based on corporate/business unit financial performance and individual objectives.  Operating EBITDA is defined as EBITDA less certain revenues and expenses that the Compensation Committee determines should not be included in the calculation of compensation.  The Company defines EBITDA as income from operations less depreciation, amortization, and certain items such as the gain from the sale of the CSBU.  The table below presents the corporate/business unit financial measures for each executive:

Name	Financial Measure	FY2008 Target
Robert A. Whitman Chief Executive Officer	Operating Income for Franklin Covey Co.	$ 19.28 million
Stephen D. Young Chief Financial Officer	Operating Income for Franklin Covey Co.	$ 19.28 million
Sarah Merz President, CSBU	Operating EBITDA for CSBU Division	$10.92 million
Robert William Bennett President, OSBU	Operating EBITDA for OSBU Division	$ 29.00 million

In the process of establishing target Operating EBITDA and Operating Income performance ranges for fiscal 2008, the executive team, in conjunction with business unit leaders and finance leaders, reviewed historical performance data, general economic and market trends, industry-specific trends and results, new and updated product offerings that will be available during the year, and other variables related to business unit performance.

Individual Performance Objectives

The individual objectives for the NEOs are determined by the CEO for his direct reports and by the Board of Directors for the CEO.  These goals are confidential in nature and disclosing specifics could cause potential competitive harm.  In general, targets may be set for goals related to revenues, sales proficiency, customer relations, balance sheet management and winning culture.  Named executive officers generally average three to four individual goals per year which are related to achieving the Company’s long-term strategy.  Achievement of the goals is not automatic.

To maintain operating flexibility and enable rapid responses to changing market conditions, the fiscal 2008 plan was structured so that Mr. Whitman could establish new goals every quarter for his direct reports, if needed, to ensure attention to specific results.

Achievement of individual performance objectives accounted for up to 30 percent of the target STIP amount for each named executive officer for fiscal 2008.  As shown in the following table, if an executive had three individual performance objectives, achievement of each objective counted toward one-third of the STIP amount tied to his or her individual performance objectives.  Similarly, if an executive had four performance objectives, achievement of each objective counted toward one-quarter of the STIP amount tied to his or her individual performance objectives.

Payout Calculations Tied to Individual Performance Objectives –
Example Based on 3 Individual Performance Objectives
Number of Individual Performance Objectives Achieved	Number of Individual Performance Objectives	Percentage of STIP Payout for Individual Performance (30% portion)
1	3	33.33%
2	3	66.67%
3	3	100.00%

Fiscal 2008 Actual Performance and Short-Term Incentive Plan Payouts

For fiscal 2008, actual payouts relative to targets were as follows:

Name	Year	Target Annual STIP ($)	Financial Performance Component as a Percentage of Total STIP (%)	Individual Performance Component as a Percentage of Total STIP (%)	Total STIP Payout ($)
Robert A. Whitman Chief Executive Officer	2008	500,000	70%	30%	295,000
Stephen D. Young Chief Financial Officer	2008	175,000	70%	30%	103,250
Sarah Merz President, CSBU	2008	175,000	70%	30%	80,208
Robert William Bennett President, OSBU	2008	192,500	70%	30%	130,000

The above STIP payouts resulted in actual total short-term incentive plan compensation that was approximately 58 percent of target, averaged for all NEOs.  The NEO STIP incentives were less than the target amount primarily due to the Company not achieving specified financial performance goals during fiscal 2008.

STIP Plan Changes for Fiscal 2008 and Fiscal 2009

The following changes were made to the STIP for fiscal 2008 and fiscal 2009:

•
As part of a multi-year move from quarterly to annual payouts, during fiscal 2008 NEOs who reported to the CEO received, based on performance, up to one-quarter of their target annual STIP following the first and second quarters of the year, and up to one-half of their target annual STIP following the fourth quarter of the year.  In fiscal 2009, Executive STIP payments will be made annually following the close of the fiscal year.

•
The maximum payout for any executive for overachievement is 200 percent of target.  This change maintains the emphasis on paying for performance and drives each Named Executive Officer to achieve stretch goals that enhance shareholder value.

•
Fiscal 2009 goals for Target Operating EBITDA and Operating Income were set at levels considerably above actual results achieved in fiscal 2008 for the remaining Company, which increases the difficulty of NEOs attaining the goals and receiving STIP payouts tied to goal achievement.

Subsequent to the sale of the CSBU, the Compensation Committee approved NEO bonuses totaling $1,510,383. The bonuses were in recognition of each NEO’s efforts in completing the transaction and all associated responsibilities of separating the two companies, including information and financial systems.

3. Long-Term Incentive Plan

In fiscal 2005, the Compensation Committee adopted a new long-term incentive strategy solely using performance-based shares.  The LTIP was established as a performance incentive for certain members of management, including the NEOs, and other employees to reward Company progress toward achieving its long-term financial plan as measured by revenue growth and cumulative operating income over a three-year period.  Under this plan, shares will be awarded only after specific goals are attained.  Long-Term Incentive Plan grants made in fiscal 2007 and fiscal 2006 were made in accordance with the terms of the Company’s Amended and Restated 1992 Stock Incentive Plan which was approved by shareholders in January 2006.

As reported subsequent to the end of fiscal 2007, the Compensation Committee postponed making LTIP grants in fiscal 2008 to allow additional time to ensure appropriate alignment with the Company’s emerging strategy.  No LTIP shares were granted during fiscal 2008 to any of the NEOs, other members of management, or other employees eligible for the plan.  Further, when the Company sold the assets of its Consumer Sales Business Unit in July 2008, the Company’s current and projected financial and sales goals significantly changed, eliminating the reference points for payouts under the fiscal 2007 and fiscal 2006 LTIP awards.

The Compensation Committee, working with Mercer, has approved a LTIP award that is expected to be granted in fiscal 2009.  The fiscal 2009 LTIP award is expected to be offered to a smaller group of participants, primarily the NEOs and those who lead major divisions or segments of the business.  The fiscal 2009 LTIP award is designed to reward achievement of the Company’s multi-year revenue growth and Operating Income goals.

Additionally, the fiscal 2009 LTIP agreements with each NEO are expected to include similar non-compete and non-hire provisions as those in previously granted LTIP awards.

Stock Ownership Guidelines

Philosophically, the Company believes that ownership of FranklinCovey Common Stock is important for executives and outside directors and further aligns their interests with those of our shareholders.  Through the LTIP and issuance of Restricted Share Awards (RSAs), executives have the opportunity to increase their stock ownership as the Company achieves specific sales and operating income targets.  As a general guideline, and consistent with industry best practices, executives are encouraged to maintain stock ownership where the market value of shares held is equivalent to at least two times base salary and outside directors were encouraged to maintain stock ownership equal to at least two times their annual retainer.

The Compensation Committee annually reviews executives’ and directors’ progress toward meeting these guidelines.  Based on the Company’s closing share price on August 31, 2008, multiplied by the number of shares (including common shares and vested and unvested RSAs) held by each executive and director, all executives and directors met the fiscal 2008 stock ownership guidelines.

For fiscal 2009, the Compensation Committee has determined that outside Directors should maintain stock ownership where the market value of shares held is equivalent to at least three times their annual cash retainer for board service, or $90,000.

4. Other Benefits and Perquisites

The Company maintains a number of other broad-based employee benefit plans in which, consistent with Company values, executive officers participate on the same terms as other employees who meet the eligibility requirements, subject to any legal limitations on amounts that may be contributed to or benefits payable under the plans.  These benefit plans include:

•	The Company’s Cafeteria Plan administered pursuant to Section 125 of the Internal Revenue Code of 1986, as amended (the Code).

•
The Company’s 401(k) Plan, in which the Company matches 100 percent of the first one percent contributed and 50 percent of the next four percent contributed for a net three percent match on a five percent contribution.  Contributions to the 401(k) plan from highly compensated employees are currently limited to a maximum of seven percent of the participant’s compensation, subject to statutory limits.

•	The Company’s Employee Stock Purchase Plan implemented and administered pursuant to Section 423 of the Code.

In addition to the benefits available to all full-time associates, FranklinCovey provides the following benefits to the Named Executive Officers:

•
Term Life Insurance.  FranklinCovey provides a portable 20-year term life policy for each named executive officer. The coverage amount is 2.5 times each executive’s target cash compensation (base salary plus target annual incentive).

•
Supplemental Disability Insurance. The Company provides Mr. Whitman with long-term disability insurance which, combined with the Company’s current group policy, provides, in aggregate, monthly long-term disability benefits equal to 75 percent of his fiscal 2008 target cash compensation.  Executives and other highly compensated associates may purchase voluntary supplemental disability insurance at their own expense.

The Company believes that these benefits are critical to retaining key executive talent and are required as part of a competitive executive compensation and benefits package.

Perquisites

Keeping with the spirit of partnership at FranklinCovey, there are no executive perquisites.

5. Severance and Change–in-Control Benefits

FranklinCovey does not have an employment agreement with any of its NEOs, including Robert A. Whitman, the Chief Executive Officer and Chairman of the Board.

Severance Policy

The Company has implemented a severance policy to establish, in advance, the appropriate treatment for terminating executives and to ensure market competitiveness.  Named executive officers who are terminated involuntarily without cause receive an equivalent of one year of base salary and target annual short-term incentive compensation.  Additionally, FranklinCovey pays COBRA medical and dental insurance premiums for the term of the severance.  Consistent with FranklinCovey’s severance payment policy, all severance payments are made as a lump sum and the Company does not gross-up severance payments to compensate for taxes withheld.

Change-in-Control Severance Agreements

FranklinCovey does not currently have change-in-control severance agreements for any executive officers.

Section 162(m) Implications for Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1.0 million limit on the amount that a public company may deduct for compensation paid to a company’s principal executive officer or any of a company’s three other most highly compensated executive officers, other than the company’s chief financial officer, who are employed as of the end of the year.  This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders).

To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee reserves the right to recommend and award compensation that is not deductible under Section 162(m).The Company’s STIP payments in fiscal 2008 were not considered qualified performance-based compensation under Section 162(m).

COMPENSATION TABLES

 Fiscal 2008 Summary Compensation Table

The salary, bonus, other compensation, long-term compensation, and share-based awards for Robert A. Whitman, the Company’s Chairman and CEO, and the other named executive officers listed below (collectively, the Named Executive Officers) as of August 31, 2008, the most recent fiscal year end, are shown on the following Summary Compensation Table.  Information for Ms. Merz is included although her employment terminated upon the sale of the Consumer Solutions Business Unit in July 2008.  For a complete understanding of the data on the table, please refer to the narrative disclosures that follow.

A	B	C	D	E	F	G	H	I	J
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen-sation ($)	Total ($)
Robert A. Whitman Chairman & Chief Executive Officer	2008 2007	500,000 500,000	645,134 -	(107,973) 264,776	- -	295,000 668,012	- -	52,793 56,870	1,384,954 1,489,658
Stephen D. Young Chief Financial Officer	2008 2007	250,000 250,000	177,913 50,000	(42,919) 74,093	- -	103,250 167,003	- -	12,068 12,318	500,312 553,414
Sarah Merz President CSBU	2008 2007	216,346 250,000	260,975 -	103,744 75,527	9,375 9,375	80,208 97,970	- -	5,835 16,567	676,483 449,439
Robert William Bennett President OSBU	2008 2007	275,000 250,000	426,361 -	(40,893) 75,527	- -	130,000 258,325	- -	12,747 14,938	803,215 598,790

Salary (Column C)
The amounts reported in column C represent base salaries paid to each of the NEOs for fiscal 2008.

Bonus (Column D)
The bonus amounts in Column D for Mr. Whitman, Mr. Young, and Ms. Merz are related to the sale of the CSBU and were paid subsequent to the closing of the transaction.  Mr. Bennett’s bonus amount includes $3,483 for meeting 2nd quarter budget and $422,878 related to the sale of the CSBU which was paid subsequent to the closing of the transaction. For a description of the transaction-related bonuses, please see the Compensation Discussion and Analysis.

Stock Awards (Column E)
The amounts reported in column E represent share-based compensation expense recorded in the Company’s financial statements using the guidelines of SFAS No. 123R for LTIP awards and restricted share awards excluding estimated forfeitures.  During fiscal 2008, the Company determined that no shares of Common Stock would be awarded under the terms of the fiscal 2007 LTIP grant or the fiscal 2006 LTIP grant because the achievement of performance-based conditions in the LTIP became improbable.  Accordingly, compensation expense recognized in previous periods for these awards was reversed in fiscal 2008.  The amounts in column E above reflect the reversal of LTIP compensation expense reported in fiscal 2007, which was the first year the Company was required to comply with the 2006 revised executive compensation disclosures.  The amounts in column E also contain the share-based compensation expense associated with restricted share awards that vested during fiscal 2008.  The compensation expense associated with these awards totaled $108,203 for Robert A. Whitman; $18,275 for Stephen D. Young; $164,938 for Sarah Merz; and $20,301 for Bill Bennett.  The compensation expense reported for Ms. Merz’ stock awards was higher than the other NEOs because of the accounting treatment required by SFAS No. 123R for modified awards that would not have vested under the original conditions of the award.  Assumptions used in the calculation of these amounts are included in Note 13 to the Company’s Financial Statements in the Form 10-K for the year ended August 31, 2008, as filed with the SEC.

Option Awards (Column F)
The Company did not grant any stock options during fiscal 2008 or fiscal 2007.  Amounts in this column represent the compensation expense recognized by the Company under SFAS No. 123R for previously issued stock options.  At August 31, 2008, all of the Company’s outstanding stock options were vested and exercisable.  Assumptions used in the calculation of these amounts are included in Note 3 to the Company’s Financial Statements in the Form 10-K for the year ended August 31, 2005, as filed with the SEC.

Non-Equity Incentive Plan Compensation (Column G)
The amounts reported in column G represent the amounts paid to each NEO under the STIP, which was discussed previously in the section entitled Compensation Discussion and Analysis – Elements of Executive Compensation.  Payouts are based on completing objectives established quarterly or annually and meeting quarterly and annual financial targets.  Incentive amounts were approved by the Compensation Committee and were paid following each of the fiscal quarters and at the conclusion of the fiscal year.

All Other Compensation (Column I)
The amounts reported in column I represent the aggregate dollar amount for each NEO for other personal benefits, tax reimbursements, Company contributions to 401(k) accounts, and insurance premiums.  The 2008 All Other Compensation Table presents the detail of the amounts included in column I for fiscal 2008.

Total Compensation (Column J)
The amounts reported in column J reflect the sum of columns C through I for each NEO, including all amounts paid and deferred.  The Compensation committee made the following compensation changes for the NEOs:

Effective September 1, 2007, Mr. Bennett’s base compensation increased from $250,000 to $275,000 per year as a result of market changes; his short-term incentive compensation target remained at 70 percent of base salary, which increased his overall target incentive opportunity from $175,000 to $192,500.

Effective July 19, 2007, Mr. Young’s target variable pay increased from $125,000 to $175,000 as a result of his increased role in the organization.

All Other Compensation Table

The following table provides detailed information for amounts included in Column I, All Other Compensation, on the Fiscal 2008 Summary Compensation Table, as presented above.  For a complete understanding of the data on the table, please refer to the narrative disclosures that follow.

A	B	C	D	E	F	G	H
Name	Year	Contributions to DC Plans ($)	Executive Life Insurance Premiums ($)	Executive Disability Premiums ($)	President’s Club ($)	Other ($)	Total ($)
Robert A. Whitman Chief Executive Officer	2008	6,923	7,310	38,560	-	-	52,793
Stephen D. Young Chief Financial Officer	2008	9,798	2,270	-	-	-	12,068
Sarah Merz President, CSBU	2008	5,191	644	-	-	-	5,835
Robert William Bennett President, OSBU	2008	6,253	2,196	-	4,298	-	12,747

Company Contribution to Defined Contribution Plans (Column C)
The Company matches dollar for dollar the first one percent contributed to the 401(k) plan, and 50 cents on the dollar of the next four percent contributed.  The Company match for executives is the same match received by all associates who participate in the 401(k) plan.

Executive Life Insurance Premiums (Column D)
The Compensation Committee evaluated the market competitiveness of the executive benefit package to determine the most critical and essential benefits necessary to retain executives.  Based on information on benefits prevalence from Mercer, the committee determined to include executive life insurance for each Named Executive Officer.  For each Named Executive Officer, FranklinCovey maintains an executive life insurance policy with a face value of approximately 2.5 times his or her target annual cash compensation.  The amounts in Column D show the annual premiums paid for each 20-year term executive life insurance policy.

Executive Disability Premiums (Column E)
The Company provides Mr. Whitman with long-term disability insurance which, combined with the Company’s current group policy, provides, in aggregate, monthly long-term disability benefits equal to 75 percent of his fiscal 2008 target cash compensation.  The amount in Column E shows the premiums paid for Mr. Whitman’s supplemental long-term disability policy.

President’s Club (Column F)
For Mr. Bennett, the amount in Column F refers to travel and travel-related awards received during fiscal 2008 for performance during fiscal 2007 and fiscal 2006.

Total (Column H)
The amounts reported in Column H reflect the sum of columns C through G for each NEO.  These numbers are reflected in Column I (All Other Compensation) of the Fiscal 2008 Summary Compensation Table, as presented above.

Grants of Plan-Based Awards Table

The following table summarizes annual Short-Term Incentive Plan awards made to each of the Named Executive Officers in fiscal 2008. No Long-Term Incentive Plan shares were awarded in fiscal 2008.  For a complete understanding of the data on the table, please refer to the narrative disclosures that follow.

A	C	D	E	F	G	H	I	J	K
	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards
Name	Thresh- old ($)	Target ($)	Max ($)	Thresh old (#)	Target (#)	Max (#)	All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/share)
Robert A. Whitman CEO	-	500,000	1,000,000	-	-	-	-	-	-
Stephen D. Young CFO	-	175,000	350,000	-	-	-	-	-	-
Sarah Merz President, CSBU	-	175,000	350,000	-	-	-	-	-	-
Robert William Bennett President, OSBU	-	192,500	385,000	-	-	-	-	-	-

Estimated future payouts under non-equity incentive plan awards (Columns C-E) refer to target awards under the Short-Term Incentive Plan as described below.  Actual amounts paid to each NEO in fiscal 2008 are shown in Column G of the Summary Compensation Table.

Threshold (Column C)

Column C shows the threshold STIP payment for each NEO based on achievement of financial and individual objectives established for fiscal 2008.  Named Executive Officer performance must be greater than threshold level before any payout is received.  Threshold performance is defined as performance greater than 60 percent of the budget.  Additional details about the STIP are included in the Elements of Executive Compensation section of this Compensation Discussion and Analysis.

Target (Column D)

Column D shows the target STIP payment for each NEO based on achievement of financial and individual objectives established for fiscal 2008.  Named Executive Officers receive the target payout when financial results are at 100 percent of the budgeted performance level.  Additional details about the STIP are included in the Elements of Executive Compensation section of this Compensation Discussion and Analysis.

Maximum (Column E)

Column E shows the maximum STIP payment for each NEO based on financial performance ranging from 100.01 percent to 110 percent of target and 100 percent of individual objectives established for fiscal 2008.

Estimated future payouts under equity incentive plan awards (Columns F-H)

These columns refer to share grants under the Company’s LTIP.  As discussed earlier, no LTIP grants were made in fiscal 2008 and no shares are expected to be received under previous LTIP awards.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information concerning the unexercised stock options and outstanding restricted share awards for each of the NEOs at August 31, 2008.

A	B	C	D	E	F	G	H	I	J

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Equity Incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or unit of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity Incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity Incentive Plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Robert A. Whitman Chief Executive Officer	1,602,000	-	-	14.00	8/31/2010	-	-	-	-
Stephen D. Young Chief Financial Officer	35,000	-	-	8.00	1/16/2011	-	-	-	-
Sarah Merz President CSBU	-	-	-	-	-	-	-	-	-
Robert William Bennett President OSBU	50,000	-	-	6.88	7/11/2010	-	-	-	-

Number of shares or units of stock that have not vested (Column G)
Due to changes in the number of shares expected to be awarded under the LTIP, there were no unvested shares or units of stock outstanding as of August 31, 2008.

Options Exercised and Stock Vested

The following table provides information concerning the exercise of stock options during fiscal 2008 for each of the Named Executive Officers.

A	B	C	D	E
	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Robert A. Whitman Chief Executive Officer	n/a	n/a	112,500	927,000
Stephen D. Young Chief Financial Officer	n/a	n/a	23,625	194,670
Sarah Merz President, CSBU	12,500	60,750	26,250	216,300
Robert William Bennett President, OSBU	n/a	n/a	26,250	216,300

Number of Shares Acquired on Exercise (Column B)
Ms. Merz exercised 12,500 options during Fiscal 2008.

Value Realized on Exercise (Column C)
The value realized on exercise by Ms. Merz was calculated by subtracting the option exercise price ($1.70) from the price of the Company’s Common Stock on the day the option was exercised ($6.56) multiplied by 12,500 shares.  There was no SFAS No. 123R compensation expense on the options because they were vested in prior years.

Number of Shares that Vested (Column D)
All outstanding restricted shares previously granted to the NEOs were vested on July 7, 2008.

Value of Vested Shares (Column E)
The value of vested shares was calculated by multiplying the number of shares that vested (Column D) by the share price of $8.24 on July 7, 2008, the date the shares vested.

Non-Qualified Deferred Compensation Earnings

The following chart shows the market changes for the respective holdings in the Non-Qualified Deferred Compensation Plan (NQDC).  Deferred compensation amounts used to pay benefits are held in a “rabbi trust,” which invests in insurance contracts, various mutual funds, and shares of the Company’s Common Stock as directed by the plan participants.  As discussed earlier, the NQDC plan was closed to new contributions on December 31, 2004.  Each participant in the NQDC determines the timing of NQDC payouts at the time he or she enrolls in the plan.  Mr. Bennett is the only NEO who currently participates in the NQDC.

A	B	C	D	E	F
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Robert A. Whitman Chief Executive Officer	-	-	-	-	-
Stephen D. Young Chief Financial Officer	-	-	-	-	-
Sarah Merz President, CSBU	-	-	-	-	-
Robert William Bennett President, OSBU	-	-	6,536	-	40,069

Aggregate Earnings in Last Fiscal Year (Column D)
Changes in Mr. Bennett’s aggregate earnings are due to market fluctuations in the underlying securities in his account.

Estimated Severance Benefits at August 31, 2008

Under the FranklinCovey severance policy, NEOs who terminate involuntarily and without cause may receive a lump sum payment equivalent to one year of base salary and target annual incentive.  Additionally, FranklinCovey pays COBRA medical and dental premiums for the term of the severance.  In return for the receipt of the severance payment, the NEO agrees to abide by specific non-compete, non-solicitation, and confidentiality requirements.  The following table presents estimated severance amounts payable to the NEOs at August 31, 2008.

A	B	C	D	E	F	G
Name	Year	Target Total Severance Payment ($)	Base Salary ($)	Target Annual STIP ($)	Target Annual Cash Compensation ($)	Target COBRA Premiums for 12 months ($)
Robert A. Whitman Chief Executive Officer	2008	1,011,014	500,000	500,000	1,000,000	11,014
Stephen D. Young Chief Financial Officer	2008	436,014	250,000	175,000	425,000	11,014
Sarah Merz(1) President, CSBU	2008	-	-	-	-	-
Robert William Bennett President, OSBU	2008	478,514	275,000	192,500	467,500	11,014
(1) Because Ms. Merz’ employment terminated in July 2008 as a result of the sale of the CSBU, she had no earnings on which to calculate an estimated severance benefit. Ms. Merz did not receive severance benefits upon termination because her employment transitioned immediately to Franklin Covey Products LLC.

Target Total Severance Payment (Column C)
The target total severance payment in Column C equals the target annual cash compensation (Column F) plus estimated target COBRA premiums for the severance period (Column G).

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth information as of November 18, 2008, with respect to the beneficial ownership of shares of Common Stock by each person known by the Company to be the beneficial owner of more than five percent of Common Stock, by each director, by the Named Executive Officers at August 31, 2008, and by all directors and executive officers as a group.  Unless noted otherwise, each person named has sole voting and investment power with respect to the shares indicated.  In computing the number of shares of Common Stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed outstanding shares of Common Stock subject to options or warrants held by that person or entity that are currently exercisable or exercisable within 60 days of November 18, 2008.  We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.  The percentages set forth below have been computed without taking into account treasury shares held by the Company and are based on 16,879,498 shares of Common Stock outstanding as of November 18, 2008.  There were no shares of Series A or B Preferred Stock outstanding as of the record date.

BENEFICIAL OWNERSHIP As of November 18, 2008	Number of Common Shares	Percentage of Class

Donald J. McNamara(1)(2)(3)(6) c/o Franklin Covey Co. 2200 West Parkway Blvd. Salt Lake City, Utah 84119-2331	7,253,638	31.8%
Knowledge Capital Investment Group(1)(2) 3232 McKinney Ave, Dallas, Texas 75204	6,928,404	30.4%
Robert A. Whitman(5) c/o Franklin Covey Co. 2200 West Parkway Blvd. Salt Lake City, Utah 84119-2331	2,244,750	12.2%
Dimensional Fund Advisors, Inc.(4) 1299 Ocean Avenue Santa Monica, California 90401	1,463,239	8.7%
Stephen R. Covey(3)(6) c/o Franklin Covey Co. 2200 West Parkway Blvd. Salt Lake City, Utah 84119-2331	1,055,384	6.3%
Osmium Partners, LLC 388 Market Street, Suite 920 San Francisco, CA 94111	884,702	5.2%
Joel C. Peterson(6)	212,049	1.3%
Robert W. Bennett, Jr.(5)	121,477	*
Dennis G. Heiner(6)	117,757	*
Sarah Merz	109,276	*
Stephen D. Young (5)	104,312	*
Robert H. Daines (6)	54,132	*
E. Kay Stepp(6)	42,909	*
E. J. “Jake” Garn(6)	29,457	*
Clayton M. Christensen(6)	25,882	*
All directors and executive officers as a group(5)(6)(17 persons)	11,769,303	48.1%

* Less than 1%.

(1)	The Common Stock shares indicated for Knowledge Capital include 5,913,402 warrants. The warrants are exercisable into a share of Common Stock at $8.00 each.

(2)
Mr. McNamara, who is a director of the Company, is a principal of The Hampstead Group, the private investment firm that sponsors Knowledge Capital, and therefore may be deemed the beneficial owner of the Common Stock and the warrants of Common Stock held by Knowledge Capital.  Mr. McNamara disclaims beneficial ownership of the Common Stock and the warrants of Common Stock held by Knowledge Capital.

(3)
The share amounts include those held for Stephen R. Covey by SRSMC Properties LLC with respect to 40,000 shares; those indicated for Stephen R. Covey by SANSTEP Properties, L.C. with respect to 1,006,384 shares; and those indicated by Donald J. McNamara by the Donald J. and Joan P. McNamara Foundation with respect to 23,000 shares.  Mr. McNamara is the trustee of his foundation, having sole voting and dispositive control of all shares held by the foundation, and may be deemed to have beneficial ownership of such shares.  Mr. Covey, as co-manager of SRSMC Properties LLC and SANSTEP Properties, L.C., has shared voting and dispositive control over the shares held by those entities and may be deemed to have beneficial ownership of such shares.

(4)	Dimensional Fund Advisors’ information is provided as of September 30, 2008, the filing of its last 13F report.

(5)
The share amounts indicated include shares subject to options currently exercisable held by the following persons in the following amounts:  Robert W. Bennett, Jr., 50,000 shares; Stephen D. Young, 35,000 shares; Robert A. Whitman, 1,602,000 shares; and all executive officers and directors as a group, 1,687,000 shares.

(6)
The share amounts indicated include Unvested Stock Awards currently not vested held by the following persons in the following amounts:  Clayton M. Christensen, 13,500 shares; Stephen R. Covey, 9,000 shares; Robert H. Daines, 13,500 shares; E.J. “Jake” Garn, 13,500 shares; Dennis G. Heiner, 13,500 shares; Donald J. McNamara, 4,500 shares; Joel C. Peterson, 13,500 shares; E. Kay Stepp, 13,500 shares; and all directors as a group, 94,500 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10 percent of the Common Stock, to file with the Securities and Exchange Commission (the SEC) initial reports of ownership and reports of changes in ownership of the Common Stock and other securities which are derivative of the Common Stock.  Executive officers, directors and holders of more than 10 percent of the Common Stock are required by SEC regulations to furnish the Company with copies of all such reports they file.  Based upon a review of the copies of such forms received by the Company and information furnished by the persons named above, the Company believes that all reports were filed on a timely basis except for a Form 5 correcting the number of shares beneficially owned by Robert A. Whitman and a Form 5 for Clayton M. Christensen that each should have been filed in October 2008 and were each filed in November 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

The Company reviews all relationships and transactions in which the Company and our directors, Named Executive Officers, or their immediate family members are participants to determine whether such persons have a direct or indirect material interest.  Our legal and accounting departments have responsibility for the development and implementation of processes and controls to obtain information from the directors and NEOs with respect to related party transactions and for then determining, based upon the facts and circumstances, whether the Company or a related party has a direct or indirect material interest in the transaction.  As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or the related party are disclosed in the Company’s proxy statement.  In addition, a disinterested majority of the full Board of Directors or Compensation Committee of the Board reviews and approves any related party transaction that is required to be disclosed.

Related Party Transactions

During fiscal 2008, we joined with Peterson Partners to create a new company, Franklin Covey Products, LLC (Franklin Covey Products).  This new company purchased substantially all of the assets of our Consumer Solutions Business Unit (CSBU).  The CSBU was primarily responsible for sales of our products to both domestic and international consumers through a variety of channels, including retail stores, a call center, and the Internet.  Franklin Covey Products purchased the CSBU assets for $32.0 million in cash plus a $1.2 million adjustment for working capital delivered on the closing date of the sale, which was effective July 6, 2008.  The primary interest in Franklin Covey Products is held by Peterson Partners V, L.P., an affiliate of Peterson Partners, Inc., a Salt Lake City, Utah based investment firm that specializes in small to mid-size companies.  A founding general partner of Peterson Partners and a significant investor in Peterson Partners V, L.P. is Joel C. Peterson, a member of the Company’s Board of Directors.  Due to this relationship, Mr. Peterson recused himself from the negotiations and Board of Director discussions regarding the sale of CSBU.

Stephen R. Covey, who is Vice Chairman of the Board of Directors, receives book royalties on books he has authored and has a Speaker Services Agreement with the Company pursuant to which Dr. Covey receives 80 percent of the net proceeds from personal speaking engagements.  During the fiscal year ended August 31, 2008, the Company expensed $3.1 million based upon these agreements.

We pay Sean Covey, who is a son of Stephen R. Covey, and is also an employee of the Company, a percentage of the royalty proceeds received from the sales of certain books authored by him.  During fiscal 2008, we expensed $0.7 million for these royalty payments.  During the fiscal year ended August 31, 2008, we also expensed $629,455, including salary, bonuses, share-based compensation, and Company retirement plan contributions as compensation to Sean Covey.

We paid David Covey, who is a son of Stephen R. Covey, total compensation of $561,230 during fiscal 2008.  The Company also employs John Covey, a brother of Stephen R. Covey, and paid him compensation totaling $120,650 during the fiscal year ended August 31, 2008.

During fiscal 2006, we signed a non-exclusive license agreement for certain intellectual property with Stephen M.R. Covey, who is a son of Stephen R. Covey, and was previously an officer of the Company and a member of our Board of Directors.  We are required to pay Stephen M.R. Covey royalties for the use of certain intellectual property developed by him.  Our payments to Stephen M.R. Covey totaled $0.3 million during fiscal 2008.

During fiscal 2008, the Company employed Boyd Craig, who is the son-in-law of Robert H. Daines, a member of the Company’s Board of Directors, and paid him compensation totaling $129,637.

Robert A. Whitman, Chairman of the Board, President and Chief Executive Officer of the Company, beneficially owns a partnership interest of Knowledge Capital.

Each of these listed transactions was approved according to the procedures cited above.

PROPOSAL II

TO APPROVE THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected the independent registered accounting firm KPMG LLP to audit the financial statements of the Company for the fiscal year ending August 31, 2009, and is seeking the ratification of that choice by the shareholders of the Company.  However, the Audit Committee is responsible for the selection and ongoing oversight of the auditors and has the authority to replace KPMG as the auditors for the 2009 fiscal year, if they deem it appropriate to do so.  Any such change subsequent to the annual meeting will not be submitted to the shareholders for ratification.  The Board of Directors anticipates that one or more representatives of KPMG will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accountant Fees

The following table shows the fees paid or accrued by the Company for audit and other services provided by KPMG for the fiscal years ended August 31, 2008 and 2007:

	Fiscal 2008	Fiscal 2007
Audit Fees (1)	$1,153,000	$1,237,000
Audit-Related Fees (2)	25,000	13,000
Tax Fees (3)	108,000	41,000
All Other Fees	-	-
	$1,286,000	$1,291,000

(1)
Audit Fees represent fees and expenses for professional services provided in connection with the audit of the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting found in the Annual Report on Form 10-K and reviews of the Company’s financial statements contained in the Quarterly Reports on Form 10-Q, procedures related to registration statements, sale of the Consumer Solutions business unit in fiscal 2008, and accounting consultations on actual transactions.

(2)	Audit-Related Fees primarily consisted of accounting consultation on proposed transactions.

(3)	Tax Fees consisted primarily of fees and expenses for services related to tax compliance, tax planning, and tax consulting.

The Audit Committee pre-approves all services to be performed by the Company’s independent registered public accountants and subsequently reviews the actual fees and expenses paid to KPMG.  All the audit-related and non-audit services provided by KPMG during the fiscal years ended August 31, 2008 and 2007 were pre-approved by the Audit Committee.  The Audit Committee has determined that the fees paid to KPMG for non-audit services are compatible with maintaining KPMG’s independence as the Company’s independent registered public accountants.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accountants a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard   No. 1, Independence Discussions with Audit Committees, discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

The Audit Committee discussed and reviewed with the independent registered public accountants all communications required by auditing standards generally accepted in the United States of America, including those described in Statement on Auditing Standards No. 114, The Auditors Communication with Those Charged with Governance, with and without management present, and discussed and reviewed the results of the independent registered public accountants’ work.

The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended August 31, 2008, and met with and discussed such financial statements with management and the independent registered public accountants.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended August 31, 2008, for filing with the Securities and Exchange Commission.  The Audit Committee also recommended the reappointment, subject to shareholder approval, of KPMG.

Date:  November 6, 2008                                                                     E. J. “Jake” Garn, Chairperson
Robert H. Daines
Dennis G. Heiner
E. Kay Stepp

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE PROPOSAL TO RATIFY THE SELECTION OF KPMG AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING AUGUST 31, 2009.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the meeting.  However, if any further business should properly come before the meeting, the persons named as proxies in the accompanying form of proxy will vote on such business in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

Proposals which shareholders intend to present at the annual meeting of shareholders to be held in calendar year 2010 must be received by the Company, at the Company’s executive offices (2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331) no later than August 17, 2009 in order to be included in the Company’s Proxy Statement, provided that this date may be changed in the event that the date of the annual meeting of shareholders to be held in calendar year 2010 is changed by more than 30 days from the date of the annual meeting of shareholders to be held in calendar year 2009.  Such proposals must also comply with the requirements as to form and substance established by the Commission if such proposals are to be included in the Company’s proxy statement and form of proxy.

Pursuant to rules adopted by the Commission, if a shareholder intends to propose any matter for a vote at the Company’s annual meeting of shareholders to be held in calendar year 2010 but fails to notify the Company of that intention prior to October 31, 2009, then a proxy solicited by the Board of Directors may be voted on that matter in the discretion of the proxy holder, provided that this date may be changed in the event that the date of the annual meeting of shareholders to be held in calendar year 2010 is changed by more than 30 days from the date of the annual meeting of shareholders to be held in calendar year 2009.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document the Company files at the SEC’s public reference room, 100 F Street NE, Washington, D.C. 20549.  You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  These SEC filings are also available to the public from the SEC’s web site at www.sec.gov.

The Company will provide without charge to any person from whom a Proxy is solicited by the Board of Directors, upon the written request of such person, a copy of the Company’s 2008 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission.

Written requests for such information should be directed to Franklin Covey Co., Investor Relations Department, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119—2331, Attn:  Mr. Stephen D. Young.

You should rely only on the information contained in this Proxy Statement.  The Company has not authorized anyone to provide you with information different from that contained in this Proxy Statement.  The information contained in this Proxy Statement is accurate only as of the date of this Proxy Statement, regardless of the time of delivery of this Proxy Statement.

PROXY
FRANKLIN COVEY CO.
This Proxy is solicited on Behalf of the Board of Directors
The undersigned hereby appoints Stephen D. Young as proxy, with full power of substitution, to vote, as designated below, all shares of Common Stock of Franklin Covey Co. (the Company), which the undersigned is entitled to vote at the Annual meeting of shareholders of the Company (Annual Meeting) to be held at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 841192331, on January 16, 2009 at 8:30 a.m., local time, or any adjournment(s) thereof. This proxy is solicited on behalf of the Board of Directors of the Company. If no instructions are specified, this proxy will be voted “FOR” all proposals in accordance with the recommendation of the board of directors.

1.
 Election of three directors of the Company, each to serve a term of three years expiring at the annual meeting of shareholders of the Company to be held following the end of fiscal year 2011 and until their respective successors shall be duly elected and shall qualify:

☐	FOR all nominees	☐	WITHHOLD AUTHORITY all nominees	☐	FOR all nominees, except WITHHOLD AUTHORITY for the nominee(s) whose names are outlined below:
Nominees: Stephen R. Covey, Robert H. Daines, Dennis G. Heiner
2.	Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending August 31, 2009;
☐	FOR	☐	AGAINST	☐	WITHHOLD AUTHORITY
3.	To transact such other business as may properly come before the Annual meeting or any adjournment(s) thereof.
☐	FOR	☐	AGAINST	☐	WITHHOLD AUTHORITY

The Board of Directors unanimously recommends that the shareholders vote “FOR” all proposals. To vote in accordance with the Board of Directors’ recommendations, sign below. The “FOR” boxes may, but need not, be checked. To vote against any proposal or to abstain from voting on any proposal, check the appropriate box above. PLEASE PRINT YOUR NAME AND SIGN EXACTLY AS YOUR NAME APPEARS IN THE RECORDS OF THE COMPANY. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

Dated:

Signature of Shareholder(s)
Signature (if held jointly)